Exhibit 10.1

BioSolar, Inc. has requested that portions of this document be accorded confidential treatment pursuant to
Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

AGREEMENT BETWEEN BIOSOLAR, INC. AND SILICIO FERROSOLAR SLU FOR THE JOINT DEVELOPMENT OF LITHIUM ION BATTERY TECHNOLOGY INCORPORATING NEW ADDITIVES FOR SILICON ANODE MATERIALS

WITNESSETH

This agreement (“Agreement”) is made as of June 14, 2018 (the “Effective Date”) by and between BioSolar, Inc., a Nevada corporation having a principal place of business at 27936 Lost Canyon Road, suite 202, Santa Clarita, CA 91387, USA (hereinafter “BIOSOLAR”) and Silicio Ferrosolar, SLu, а Spanish limited company with a principal place of business at Torre Espacio, Paseo de La Castellana 259D p 49, 28046 Madrid, Spain (hereinafter “SILICIO FERROSOLAR"). BIOSOLAR and SILICIO FERROSOLAR are sometimes referred to herein as the “Parties” and each as a “Party.”

RECITALS

Whereas BIOSOLAR has developed and/or acquired technology relating to additive material and electrode engineering technology for silicon anodes for lithium ion batteries;

Whereas SILICIO FERROSOLAR is a supplier of certain grades of silicon metal; and

Whereas BIOSOLAR and SILICIO FERROSOLAR have participated in discussions and now contemplate and wish to undertake on-going collaborative efforts to assess, develop, and/or market silicon anode materials for high power, high energy lithium ion batteries integrating BIOSOLAR technology and SILICIO FERROSOLAR silicon materials (hereinafter the “Project”).

The Parties to this Agreement hereby agree as follows:

ARTICLE 1 – JOINT DEVELOPMENT PROGRAM

1.1.	Parties will collaborate on the Project as follows:

1.1.1.	Phase 1

Goal – To develop anodes made from silicon micro-particles (SiMP) with [***] mAh/g capacity over 300 cycles with 80 percent capacity retention (1mA/cm2) at coin half-cell level.

Anticipated Timelines - The foregoing project goal was achieved on June 1, 2018.

Estimated Cost – - BIOSOLAR paid for the cost of phase 1.

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1.1.2.	Phase 2

Goals – BIOSOLAR and SILICIO FERROSOLAR agree: (a) to develop a proof of concept; and (b) to contract with a commercial cell maker to manufacture approximately fifty (50) prototype commercial grade full cells using the material developed in Phase 1 above, to be delivered to interested potential customers and laboratories, including without limitation automotive, power tool makers, and mobile electronics manufacturers, for purposes of testing and collecting performance data.

Anticipated timeline – 6 months after the start of Phase 2.

Estimated Cost – US$100,000 to US$200,000, covering the material costs and fees payable to contract cell manufacturer depending on the quantity of such commercial grade full cells to be manufactured. BIOSOLAR and SILICIO FERROSOLAR shall each pay 50% of the costs. However, BIOSOLAR’s contribution shall not exceed $50,000.

1.1.3.	Phase 3

Goal – BIOSOLAR and SILICIO FERROSOLAR may elect to withdraw from the Joint Development Program after Phase 2, or they may agree to proceed to contract with a commercial cell maker to manufacture approximately five hundred (500) commercial grade full cells using the material developed in Phase 1 and/or Phase 2, the exact number to be determined according to potential customers’ demands, to be delivered to potential customers that are willing and able to build prototype battery packs incorporating the same.

Anticipated timeline – 12 months after the conclusion of Phase 1.

Estimated Cost – US$300,000 to US$400,000, covering the material costs and fees payable to contract cell manufacturer depending on the quantity needed. BIOSOLAR and SILICIO FERROSOLAR shall confer and seek equitably to agree on a sharing of the costs to be incurred in Phase 3 after the Parties have completed and evaluated the results of Phases 1 and 2.

1.2.       Each Party shall bear all of its own fees, expenses, and/or costs of any kind hereunder, except as otherwise expressly agreed herein or otherwise agreed in a writing duly signed by both Parties from time to time.

ARTICLE 2 – OWNERSHIP AND RIGHTS RELATING TO INTELLECTUAL PROPERTY

2.1.        The Parties acknowledge and agree that neither Party acquires any rights hereunder, either express or implied, in or relating to the Background Rights of the other. The parties further agree that the results of the efforts by either party under this Agreement and/or otherwise in relation to the Project shall not be considered “work for hire”, and that neither Party shall acquire any rights to, or license(s) to use, any such results and/or any resulting IPR except as expressly set forth in this Agreement.

2.2       In respect of new Intellectual Property Rights (“IPR”) developed in the course of the Project, the parties agree that: (a) such IPR relating to solely silicon or silicon manufacturing technology will accrue solely to SILICIO FERROSOLAR; (b) such IPR relating solely to additives and electrode engineering technology for the anode of Lithium-ion batteries will accrue solely to BIOSOLAR; and (c) such IPR not relating solely to silicon or silicon manufacturing technology, on the one hand, or to additives and electrode engineering technology for the anode of Lithium-ion batteries, on the other hand, shall accrue to the Parties jointly (and not severally).

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2.3       As used herein, “Background Rights” means all Intellectual Property Rights owned by or licensed to a Party at the start of the Project, which for the avoidance of doubt shall mean as of the Effective Date. “Intellectual Property Rights” means all industrial and intellectual property rights including patents, utility models, rights in inventions, registered designs, rights in designs, trademarks, copyright and neighboring rights, database rights, moral rights, trade secrets, and rights in confidential information and know-how of any kind or nature (all whether registered or unregistered and including any renewals and extensions thereof) and all rights or forms of protection having equivalent or similar effect to any of these which may subsist anywhere in the world and applications for registrations of any of the foregoing;

2.4        For the avoidance of doubt, the Parties each acknowledge and affirm that BIOSOLAR owns all BIOSOLAR’s Background Rights, including all its IPR as of the Effective Date, and that SILICIO FERROSOLAR owns all SILICIO FERROSOLAR’s Background Rights, including all its IPR as of the Effective Date.

ARTICLE 3 – WARRANTIES AND REPRESENTATIONS

3.1.       Each of the Parties represents and warrants that it has no contract(s) or other agreement(s) with any third party imposing any commitment(s) or obligation(s) that materially conflict with its obligations under this Agreement. During the term of this Agreement, neither Party will enter into any contract, agreement, commitment or obligation that materially conflicts with its obligations under this Agreement.

3.2.       Each of the Parties represents and warrants that it has obtained or will obtain from each of its employees, agents and consultants who perform work on or in relation to the Project a legally valid and sufficient written agreement vesting ownership of all of such person’s discoveries, improvements and ideas based on or derived from such work in one of the Parties or in both Parties, in accordance with the provisions of this Agreement.

3.3.        The Parties will use its best reasonable efforts to satisfy their respective duties as agreed and to provide the deliverable(s) for each part or stage of the Project; provided, however, that neither Party represents or warrants that it will be able successfully to complete its assigned duties or deliverables.

ARTICLE 4 – CONFIDENTIALITY

4.1.       The Parties signed a Nondisclosure and Confidentiality Agreement on or about December 18, 2017 (hereinafter “NDCA”) which has an effective date of December 18, 2017. The Parties acknowledge and agree that the NDCA is and shall remain in force and effect according to its terms, except as the same are modified hereby, and shall govern the treatment of any Confidential Information (as defined therein) disclosed pursuant to this Agreement. The parties further agree that any data, analyses, prototype or product specifications and samples developed in the course of the Project shall be treated as Confidential Information under the NDCA. Lastly the parties agree that the NDCA may be enforced in any court of competent jurisdiction.

4.2        Press Releases and SEC Filings. BIOSOLAR and the indirect parent company of SILICIO FERROSOLAR are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Each periodically makes available to the public through dissemination, and through the SEC’s EDGAR system, certain press releases (the “Releases”) and Securities Exchange Act filings (the “SEC Filing(s)”). The Parties acknowledge and agree that, notwithstanding the foregoing Section 4.1, BIOSOLAR and SILICIO FERROSOLAR’s indirect parent company may and shall continue to disseminate such Releases and SEC Filings, provided they do not contain Confidential Information. In the event that BIOSOLAR or the indirect parent company of SILICIO FERROSOLAR determines that it is legally required to disclose Confidential Information in any SEC Filing(s), it shall: (a) so inform the other party not less than fourteen (14) days prior to such filing: (b) disclose Confidential Information in such SEC Filings only to the extent legally required (and no greater extent); and (c) timely submit to the SEC a “confidential treatment request” requesting that the subject Confidential Information be afforded “confidential treatment,” redacted from its SEC Filings, and not publicly disclosed.

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4.3       Notwithstanding anything to the contrary in Section 4.1 or Section 4.2 above, each Party shall be free to issue Releases that (a) contain any information related to their respective Background Rights and IPR, or (b) specifically relate to the development progress and performance data associated with the full-cell batteries in Phase 2 and Phase 3, without the approval of the other Party as long as the other Party is not mentioned in the Release.

ARTICLE 5 – TERM AND TERMINATION

5.1.       The Project shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, will continue until the fourth anniversary of the Effective Date.

5.2.       Either Party may terminate this Agreement with or without cause upon thirty (30) days written notice to the other Party. Notice under this paragraph may be served by courier service to a Party’s address as indicated above or by email sent to any officer or employee of the Party being served who has previously communicated with the serving Party in relation to the Project. Articles 2, 4, 6 and 7 hereof shall survive and remain fully enforceable after termination.

ARTICLE 6 – INDEMNIFICATION

6.1.        Either Party will defend and indemnify the other against all losses, liabilities, lawsuits, claims, expenses (including reasonable attorney’s fees), costs, and judgments incurred due or in relation to personal injury, property damage, or other claims of third parties, solely arising from or solely caused by such Party’s intentional, willful or grossly negligent conduct or omissions.

ARTICLE 7 – GOVERNING LAW; DISPUTE RESOLUTION; COUNTERPARTS

7.1.       This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions or principles. Any dispute, controversy or claim arising out of or in connection with this Agreement, and/or the breach, termination, validity, or invalidity thereof, including any dispute as to the arbitrability of such matters, shall be finally settled by binding arbitration before a single arbitrator administered by the American Arbitration Association in accordance with its then-current Commercial Arbitration Rules. The place of such arbitration shall be New York County, New York. The arbitrator in any such proceeding(s) shall award to the prevailing party all its reasonable costs of arbitration, including without limitation its reasonable attorney fees. Any Party may enforce any ensuing arbitral award and/or the provisions of the NDCA via judicial proceedings in any court of competent jurisdiction and upon prevailing shall recover from the other Party all its costs of such enforcement including reasonable attorneys’ fees. This Agreement may be executed in counterparts, each of which when signed shall be an original and all of which together shall constitute one and the same instrument. Electronically transmitted versions of signed counterparts may and shall serve as originals for all purposes.

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IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement on the dates set forth below to be effective as of the Effective Date.

BIOSOLAR, INC.		SILICIO FERROSOLAR, S.L.u.

By:	/s/ David Lee	By:	/s/ Benoist Ollivier

Printed Name:	David Lee	Printed Name:	Benoist Ollivier

Title:	Chief Executive Officer	Title:	EVP Prod Planning and Technology
Date:	June 14, 2018	Date:	June 14, 2018

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